Exhibit 5.2
WOODBURN AND WEDGE
Attorneys and Counselors At Law
Sierra Plaza
6100 Neil Road, Suite 500
Reno, Nevada 89511-1149
Telephone (775) 688-3000
Facsimile (775) 688-3088
Gregg P. Barnard
E-MAIL: gbarnard@woodburnandwedge.com
DIRECT DIAL: (775) 688-3025
August 10, 2011
Brigham Exploration Company
6300 Bridge Point Parkway
Building Two, Suite 500
Austin, Texas 78730
Ladies and Gentlemen:
     This opinion is delivered in connection with a Registration Statement on Form S-4, filed with the Securities Exchange Commission on the date hereof (the “Registration Statement”) by Brigham, Inc., a Nevada corporation as co-registrant (the “Company”), relating to the registration of (i) $300,000,000 6 7/8 Senior Notes due 2019 (the “Notes”) of Brigham Exploration Company, a Delaware corporation (the “Issuer”) and (ii) the Guarantees (the “Guarantees”) related to the Notes issued by the Company, Brigham Oil & Gas, L.P., a Delaware limited partnership, and each other subsidiary of the Issuer that becomes a guarantor (each a “Guarantor” and collectively the “Guarantors”) pursuant to the provisions of the Indenture, as defined below. The Notes and Guarantees are being issued pursuant to the provisions of that certain Indenture (the “Indenture”), dated as of May 19, 2011, by and among the Issuer, Guarantors and Wells Fargo Bank, N.A., as Trustee. As special Nevada counsel for the Company, we advise you as follows.
     In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the legal capacity of all natural persons, genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.
     Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:
1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

Brigham Exploration Company
August 10, 2011

2.	The Company had and has, as applicable, all power and authority necessary to execute and deliver the Indenture, in its capacity as a Guarantor thereunder, and to perform its obligations thereunder.

3.	The Company has duly authorized, executed and delivered the Indenture in its capacity as a Guarantor thereunder.
     The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.
     We hereby consent:
1.	To being named, if desired, in the Registration Statement and in any amendments thereto as counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement; and

3.	To the filing of this opinion as an exhibit to the Registration Statement.
     In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder. Subject to all qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Thompson & Knight LLP may rely on this opinion as if it were an addressee hereof on this date for the sole purpose of rendering its opinion to the Issuer relating to the Notes, as filed with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Sincerely,

WOODBURN and WEDGE

By:	/s/ Gregg P. Barnard Gregg P. Barnard